                                                      Exhibit 99.1


                                             For More Information:
                                             Chris Close
                                             (610) 902-6257
                                             chris.close@airgas.com



                       AIRGAS REPORTS FOURTH QUARTER
                          AND FISCAL 2000 RESULTS

     RADNOR, Pennsylvania, May 11, 2000 - Airgas, Inc. (NYSE - ARG) today reported results for the quarter and fiscal year ended March 31, 2000. After-tax cash flow (net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes) for the quarter was $33.1 million, or $.48 per diluted share, compared to $36.7 million, or $.51 per diluted share last year. Net earnings, excluding certain gains and charges, were $5.6 million, or $.08 per diluted share, versus net earnings of $7.2 million, or $.10 per diluted share. Sales increased to $406 million compared to $384 million last year. Including all gains and charges, net earnings for the quarter ended March 31, 2000 were $0.5 million, or $.01 per diluted share, compared to $8.1 million, or $.11 per diluted share a year ago. The current year's quarter included an after-tax litigation charge of $4.8 million, or $.07 per diluted share.

     Peter McCausland, chairman and chief executive officer, commented, "It was encouraging to see the quarterly sales comparison turn positive for the first time in six quarters. Customer demand appears to be showing signs of improvement and our investments in growth initiatives like national accounts and strategic products are beginning to bear fruit. Of course, we were disappointed that the sales growth this quarter did not translate into higher earnings and cash flow. Rising expenses related to wages and benefits, insurance and fuel, along with certain unexpected charges at two of our regional companies, put pressure on profits this quarter.

     "Going forward, we believe that the customer demand situation should continue to improve and we are implementing price increases to address the rising cost environment," added Mr. McCausland. "The ultimate yield resulting from price increases is difficult to predict given the challenging economic conditions. Therefore, we are evaluating all expense budgets and are implementing strict cost controls where appropriate. We do not want to inhibit our ability to take advantage of strength in the U.S. industrial economy or to execute on our strategic initiatives, including national accounts and eCommerce."

     For the year ended March 31, 2000, after-tax cash flow increased to $141.7 million, or $2.01 per diluted share, compared to $138.3 million, or $1.93 per diluted share, last year. Net earnings, excluding certain gains and charges in both the current and prior years, were $36.9 million, or $.52 per diluted share, compared to $34.5 million, or $.48 per diluted share. Sales were $1.54 billion compared to $1.56 billion in the prior year. Including all gains and charges, net earnings were $38.3 million, or $.54 per diluted share for the current year versus $51.9 million, or $.72 per diluted share last year.

     Total same-store sales increased by 1.8% in the fiscal fourth quarter versus the same period a year ago. Same-store sales in the Distribution segment were up 1.2%, reflecting an increase of 3.5% for gases and rent and a 0.5% decline for hardgoods. Same-store sales for the Gas Operations segment were 10.4% higher.

     Capital expenditures in the fourth quarter were $18 million versus $20 million in last year's quarter. Capital spending for the year was $65 million versus $102 million last year.

     The Company has substantially completed the repurchase of its shares under its existing share repurchase authorization.

     Regarding the litigation charge, Airgas is a defendant in related class-action lawsuits in four states in which the Company has been falsely accused of misleading customers into believing that its hazardous materials charges were required by government laws or regulations. The Company has denied the allegations and believes that the hazardous materials charges are lawful and have been properly disclosed. In one suit, an Oklahoma State court certified a nationwide class. In another, in California, the Company is in the midst of a trial. In view of the uncertainties of litigation, the costs to defend lawsuits in multiple jurisdictions and the Company's desire to focus on its business, the Company has preliminarily settled all of the lawsuits. The charge recorded represents an estimate of the overall costs associated with the defense and settlement of these claims.

     The slides to be presented during the Company's earnings teleconference, along with the teleconference replay instructions, are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, May 12, 2000.

     Airgas, Inc. is the largest distributor of industrial, medical and s pecialty gases and related equipment and the third largest distributor of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.

                        Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's expectations regarding improved customer demand, increased sales and the expanding U.S. industrial economy; controlling costs and increasing prices; and the Company's strategic initiatives. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby.
All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include an insufficient yield from price increases, lack of improvement in customer demand, the inability to implement strict cost controls, the ability to implement its strategic initiatives, an economic downturn, increased competition, the outcome and costs associated with the defense and settlement of lawsuits related to hazardous materials charges, and other factors described in the Company's reports, including Form 10-Q dated December 31, 1999, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                       AIRGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS
               (Amounts in thousands, except per share data)

                                           (Unaudited)
                                        Three Months Ended    Twelve Months Ended
                                            March 31,                March 31,
                                        2000       1999         2000       1999
Net sales:
     Distribution                       $377,248   $351,800   $1,409,949   $1,406,184
     Gas Operations                       28,870     31,730      132,385      155,034
          Total net sales                406,118    383,530    1,542,334    1,561,218

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                     204,917    194,506      760,122      768,568
        Gas Operations (a)                11,969     14,188       56,475       69,487
     Selling, distribution and
      administrative expenses (b)        150,705    130,156      532,527      523,241
     Depreciation and amortization        22,203     22,077       89,308       87,926
     Special charges (c)                       -          -       (2,829)      (1,000)
     Total costs and expenses            389,794    360,927    1,435,603    1,448,222

Operating income (loss):
     Distribution                         15,381     23,201       94,671       98,447
     Gas Operations                          943       (598)       9,231       13,549
     Special charges (c)                       -          -        2,829        1,000
          Total operating income          16,324     22,603      106,731      112,996

Interest expense, net                    (15,393)   (14,071)     (57,560)     (60,298)
Other income, net (d)                      1,223      1,432       17,862       26,621
Equity in earnings of unconsolidated
 affiliates (e)                            1,003      2,204        3,391        7,042

     Earnings before income taxes and the
      cumulative effect of an accounting
      change                               3,157     12,168       70,424       86,361

Income tax expense                         2,631      4,087       31,551       34,437

     Earnings before the cumulative effect
      of an accounting change                526      8,081       38,873       51,924

Cumulative effect of an accounting
 change, net of taxes (f)                      -          -         (590)           -

Net earnings                             $   526   $  8,081     $ 38,283     $ 51,924


Net earnings (excluding gains/charges)(g)$  5,578  $  7,159     $ 36,897     $ 34,482

Per share data:
    Basic earnings per share             $    .01  $    .12     $    .55     $    .74
    Diluted earnings per share           $    .01  $    .11     $    .54     $    .72

Per share data (excluding gains/charges)(g):
    Basic earnings per share             $    .08  $    .10     $    .53     $    .49
    Diluted earnings per share           $    .08  $    .10     $    .52     $    .48

Weighted average shares outstanding:
    Basic                                  68,000    70,100       69,200       70,000
    Diluted                                69,500    71,700       70,600       71,700

See notes to consolidated financial statements.

Notes to consolidated statements of earnings:

(a) Gas Operations' cost of products sold for the year ended March 31, 2000 includes a third quarter inventory write-down of $3.8 million ($2.2 million after-tax) related to certain specialty gas inventories.

(b) Selling, distribution and administrative expenses for the fourth quarter and year ended March 31, 2000 include a litigation charge of $7.5 million ($4.8 million after-tax) that represents an estimate of the Company's overall costs associated with the defense and settlement of certain lawsuits.

(c) Special charges of $2.8 million ($1.7 million after-tax) for the year ended March 31, 2000 primarily include income in connection with an insurance settlement related to a fiscal 1997 loss.

    Special charges for the year ended March 31, 1999 includes $1 million of income ($575 thousand after-tax) for reserve adjustments that relate to the divestiture of two non-core businesses.

(d) Other income, net, for the quarter ended March 31, 2000 includes a gain of $1.2 million consisting of a gain on the divestiture of a non-core business, partially offset by losses on disposals of assets. For the year ended March 31, 2000, other income, net, also includes a $14.9 million ($7.8 million after-tax) gain resulting from the divestiture of the Company's operations in Poland and Thailand. The operations of the divested companies were previously reported in the Gas Operations segment.

    Other income, net, for the year ended March 31, 1999 includes a $25.5 million ($15 million after-tax) gain from the divestiture of the Company's calcium carbide and carbon products operations. The operations of this business were previously reported in the Gas Operations segment. Included in the divestiture gain is $1.5 million ($922 thousand after-tax) recognized in the fourth quarter resulting from the settlement of certain matters pertaining to the divestiture.

(e) Equity in earnings of unconsolidated affiliates for the year ended March 31, 1999 includes a $1.8 million after-tax non-recurring gain from insurance proceeds received by an equity affiliate.

(f)  Effective April 1, 1999, the Company adopted Statement of Position 98-
    5, "Reporting on the Costs of Start-up Activities." The year ended March 31, 2000 includes a first quarter after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(g) Net earnings and per share amounts, adjusted to exclude the items described in notes (a) through (f).

                       AIRGAS, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Amounts in thousands)


                                                 March 31,      March 31,
                                                   2000           1999
ASSETS
Trade accounts receivable, net                   $  211,989     $  195,708
Inventories, net                                    159,438        154,424
Deferred income tax asset, net                       11,357          7,549
Prepaids and other current assets                    23,611         21,161
    TOTAL CURRENT ASSETS                            406,395        378,842

Property, plant and equipment, net                  753,768        717,859
Goodwill, net                                       445,498        428,349
Other non-current assets, net                       131,275        173,422
    TOTAL ASSETS                                 $1,736,936     $1,698,472

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                          $   78,276     $   85,486
Accrued expenses and other current liabilities      121,249        108,295
Current portion of long-term debt                    20,071         19,645
    TOTAL CURRENT LIABILITIES                       219,596        213,426

Long-term debt                                      857,422        847,841
Deferred income taxes                               158,413        142,675
Other non-current liabilities                        28,998         23,585

Stockholders' equity                                472,507        470,945
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,736,936     $1,698,472

